As Filed with the Securities and Exchange Commission on November 2, 2026

Registration No. __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement Under The Securities Act of 1933

Kimberly-Clark Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	39-0394230
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

P.O. Box 619100	75261-9100
Dallas, Texas	(Zip Code)
(Address of Principal Executive Offices)

Kimberly-Clark Corporation 2021 Equity Participation Plan

Substitute Awards for Former Kenvue Employees

Substitute Deferred Stock Units for Kenvue Directors

(Full Title of the Plan)

Suzana Blades

Senior Vice President and General Counsel

Kimberly-Clark Corporation

P.O. Box 619100

Dallas, Texas 75261-9100

(972) 281-1200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

On November 2, 2026, Kimberly-Clark Corporation (the “Corporation” or “Registrant”) completed its acquisition of Kenvue Inc. (“Kenvue”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 2, 2025 (the “Merger Agreement”), by and among the Corporation, Kenvue, Vesta Sub I, Inc. and Vesta Sub II, LLC, through a series of mergers (collectively, the “Kenvue Merger”).

Pursuant to the Merger Agreement, upon the closing of the Kenvue Merger, certain outstanding stock options to purchase, and time-based and performance-based restricted stock units and deferred stock units with respect to, shares of Kenvue common stock, par value $0.01 per share, granted under the Kenvue Inc. Long-Term Incentive Plan (the “Kenvue LTIP”) or the Kenvue Inc. Amended and Restated Deferred Fee Plan for Directors (the “Kenvue Deferral Plan”), as applicable, were converted into, or cancelled and replaced with, stock options to purchase, and restricted stock units and deferred stock units with respect to, shares of the Corporation's common stock, par value $1.25 per share (“Common Stock”), respectively, subject to appropriate adjustments to the number of shares underlying such options and awards and the exercise price of such options, as applicable.

In addition, in connection with the Kenvue Merger, the Corporation assumed the available share reserve under the Kenvue LTIP and converted those shares to Common Stock for issuance under the Kimberly-Clark Corporation 2021 Equity Participation Plan (as amended and restated, the “Plan”) in accordance with Nasdaq Listing Rule 5635(c) and IM-5635-1. Accordingly, the Plan was amended and restated to allow for the increase in the number of shares of Common Stock reserved for issuance thereunder by the number of shares of Common Stock that became available as a result of the assumption of the Kenvue LTIP’s share reserves, as adjusted to reflect the Kenvue Merger (the “Kenvue Acquired Plan Shares”).

Accordingly, this Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant in connection with the registration of up to:

(a)	an additional 12,000,000 shares of Common Stock, issuable under the Plan upon the exercise or settlement of nonqualified stock options (“Plan Substitute Options”), time-based restricted stock units (“Plan Substitute RSUs”) and time-based restricted stock units granted in replacement of Kenvue performance-based restricted stock units (“Plan Replacement RSUs” and, together with the Plan Substitute Options and Plan Substitute RSUs, the “Continuing Employee Awards”) held by individuals who are employed by the Corporation and its affiliates as of the closing of the Kenvue Merger (“Continuing Employees”);

(b)	an additional 5,000,000 shares of Common Stock, issuable under the Plan, constituting a portion of the Kenvue Acquired Plan Shares;

(c)	3,000,000 shares of Common Stock, issuable upon the exercise or settlement of nonqualified stock options (“Non-Plan Substitute Options”), time-based restricted stock units (“Non-Plan Substitute RSUs”) and time-based restricted stock units granted in replacement of Kenvue performance-based restricted stock units (“Non-Plan Replacement RSUs” and, together with the Non-Plan Substitute Options and Non-Plan Substitute RSUs, the “Former Employee Awards”) held by former employees of Kenvue and its affiliates who are not employed by the Corporation or any of its affiliates as of the closing of the Kenvue Merger (“Former Kenvue Employees”); and

(d)	100,000 shares of Common Stock, issuable upon the settlement of deferred stock units (“Substitute DSUs”) held by current and former non-employee directors of Kenvue who held outstanding Kenvue deferred stock units immediately prior to the Kenvue Merger, including the nonemployee directors of Kenvue who joined the Corporation’s Board of Directors (the “Board”) upon the closing of the Kenvue Merger (collectively, “Kenvue Directors”).

The Continuing Employee Awards granted to Continuing Employees are granted under the Plan. The Former Employee Awards granted to Former Kenvue Employees and the Substitute DSUs granted to Kenvue Directors are not granted under the Plan, the Kimberly-Clark Corporation 2021 Outside Directors’ Compensation Plan or any other equity compensation plan of the Corporation, and no further awards will be granted under any Kenvue equity compensation plan. The Former Employee Awards are subject to terms and conditions identical to those of the Plan, which are incorporated into the applicable award agreement as contractual terms, except as otherwise provided in the award agreement. The Substitute DSUs are standalone awards governed solely by the applicable award agreement.

The number of shares registered is based on estimates of the maximum number of shares of Common Stock issuable pursuant to the Continuing Employee Awards, Former Employee Awards and Substitute DSUs. The Registrant intends to register the remaining portion of the Kenvue Acquired Plan Shares reserved for issuance under the Plan on one or more future registration statements on Form S-8.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans and the equity awards covered by this Registration Statement, as applicable, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated herein by reference:

1.	Annual report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”);
2.	Quarterly reports on Form 10-Q for the quarters ended March 31, 2026 and the quarter ended June 30, 2026.
3.	Current reports on Form 8-K filed on November 2, 2026, October 29, 2026, October 28, 2026, October 20, 2026, October 13, 2026, October 1, 2026, September 28, 2026, May 14, 2026, May 5, 2026, and January 29, 2026 (in each case, except for any information contained therein which is furnished rather than filed);
4.	The information in the Registrant’s definitive proxy statement filed on March 23, 2026 that is incorporated by reference in the 2025 Annual Report; and
5.	Description of the Registrant’s Common Stock contained in Exhibit (4)f to the Annual Report on Form 10-K for the year ended December 31, 2023.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine on application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will determine to be appropriate. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys’ fees) which the person actually and reasonably incurred in connection therewith.

Section 46 of the Corporation’s by-laws provides for indemnification of the Corporation’s directors and officers to the full extent permitted by law, as now in effect or later amended. Section 46 of the Corporation’s by-laws provides that expenses (including attorneys’ fees) incurred by a director or officer in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation to the fullest extent permitted by applicable law, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Corporation.

Section 102(b)(7) of the DGCL provides that a corporation may limit or eliminate a director or officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, respectively, except for liability of: (1) a director or officer for any breach of such director’s or officer’s duty of loyalty to such corporation or its stockholders; (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) a director for willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; (4) a director or officer for any transaction from which such director or officer derived an improper personal benefit; or (5) any action by or in the right of the corporation.

Article XI of the Corporation’s certificate of incorporation contains a provision that limits the liability of the Corporation’s directors and officers to the fullest extent permitted by the DGCL. The provision eliminates the personal liability of the Corporation’s directors or the Corporation’s officers for monetary damages for breach of the director’s or officer’s fiduciary duty of care as a director or officer. As a result, stockholders of the Corporation may be unable to recover monetary damages against directors or officers for negligent or grossly negligent acts or omissions in violation of their duty of care. However, this provision does not limit or eliminate the Corporation’s rights or the rights of any stockholder of the Corporation to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s or officer’s duty of care.

In addition to the indemnification provisions in the Corporation’s certificate of incorporation and the Corporation’s by-laws, the Corporation has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by the Corporation for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Corporation. The Corporation has also entered into indemnity agreements with individual officers. These agreements generally provide such officers with a contractual right to indemnification to the full extent provided by applicable law and the Corporation’s by-laws as in effect at the respective dates of such agreements.

The Corporation has placed in effect insurance which purports (1) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned by-laws provision or otherwise and (2) to insure the Corporation’s officers and directors and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of Kimberly-Clark Corporation, incorporated by reference to Exhibit No. (3)a of the Corporation's Current Report on Form 8-K filed on May 2, 2024.
4.2	By-Laws, as amended November 2, 2026, incorporated by reference to Exhibit No. 3.1 of the Corporation’s Current Report on Form 8-K filed on November 2, 2026.
5.1*	Opinion of Baker & McKenzie LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Baker & McKenzie LLP (Contained Exhibit 5.1).
24*	Power of Attorney (contained on signature page).
99.1	Kimberly-Clark Corporation 2021 Equity Participation Plan (as amended and restated), incorporated by reference to Exhibit No. 10.1 of the Corporation's Current Report on Form 8-K filed on November 2, 2026.
99.2*	Form of Nonqualified Stock Option Substitute Award Agreement (Former Kenvue Employees).
99.3*	Form of Time-Vested Restricted Stock Unit Substitute Award Agreement (Former Kenvue Employees).
99.4*	Form of Time-Vested Restricted Stock Unit Substitute Award Agreement (Replacement of Kenvue Performance-Based Restricted Stock Units) (Former Kenvue Employees).
99.5*	Form of Deferred Stock Unit Substitute Award Agreement (Kenvue Directors).
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on November 2, 2026.

KIMBERLY-CLARK CORPORATION

/s/ Nelson Urdaneta	Chief Financial Officer	November 2, 2026
Nelson Urdaneta	(Principal Financial Officer & Principal Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Suzana Blades, Nelson Urdaneta and Courtney Roane, and each of them severally, as his or her attorney-in-fact to date and file with the Commission this Registration Statement, and to sign, date and file any and all amendments and post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission.

Signature	Title	Date
/s/ Michael D. Hsu	Chairman of the Board, Chief Executive Officer and Director	November 2, 2026
Michael D. Hsu	(Principal Executive Officer)

/s/ Sylvia M. Burwell	Director	November 2, 2026
Sylvia M. Burwell

/s/ John W. Culver	Director	November 2, 2026
John W. Culver

/s/ Mae C. Jemison	Director	November 2, 2026
Mae C. Jemison

/s/ Deeptha Khanna	Director	November 2, 2026
Deeptha Khanna

/s/ S. Todd Maclin	Director	November 2, 2026
S. Todd Maclin

/s/ Deirdre A. Mahlan	Director	November 2, 2026
Deirdre A. Mahlan

/s/ Sherilyn S. McCoy	Director	November 2, 2026
Sherilyn S. McCoy

/s/ Christa S. Quarles	Director	November 2, 2026
Christa S. Quarles

/s/ Jaime A. Ramirez	Director	November 2, 2026
Jaime A. Ramirez

/s/ Joseph Romanelli	Director	November 2, 2026
Joseph Romanelli

/s/ Dunia A. Shive	Director	November 2, 2026
Dunia A. Shive

/s/ Mark T. Smucker	Director	November 2, 2026
Mark T. Smucker